                                                      Registration No. 033-57039

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                               AMENDMENT NO. 1
                                      TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                          WASHINGTON GAS LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

      District of Columbia and Virginia                         53-0162882
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                              1100 H Street, N.W.
                            Washington, D.C.  20080
                                 (703) 750-4440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DOUGLAS V. POPE, Secretary
                          Washington Gas Light Company
                              1100 H Street, N.W.
                             Washington, D.C. 20080
                                 (202) 624-6395
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DECEMBER 22, 1994


                                  $200,000,000

                          WASHINGTON GAS LIGHT COMPANY

                              FIRST MORTGAGE BONDS
                                UNSECURED NOTES
                         PREFERRED STOCK (NO PAR VALUE)
                          COMMON STOCK ($1 PAR VALUE)

                                 -------------

        Washington Gas Light Company (the "Company") may offer, from time to time, its Debt Securities (the "Debt Securities"), consisting of First Mortgage Bonds (the "New Bonds") in one or more series, and/or Unsecured Notes (the "Unsecured Notes") in one or more series, its Preferred Stock, no par value, (the "New Preferred Stock") and its Common Stock, $1 par value, (the "Additional Common Stock" and, together with the New Bonds, the Unsecured Notes and the New Preferred Stock, the "Securities") at prices and on terms to be determined at the time of sale. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to an aggregate public offering amount of $200,000,000.

        All specific terms of the offering and sale of any Securities (the "Offered Securities", collectively, or "Offered Bonds", in the case of New Bonds or "Offered Notes" in the case of Unsecured Notes or "Offered Preferred Stock" in the case of Preferred Stock or "Offered Common Stock" in the case of Common Stock), including the specific (a) designation, rights, preferences, privileges, and restrictions relating to any offered Preferred Stock, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption, or sinking fund provisions applicable thereto, (b) designation, rights, and restrictions relating to any Offered Bonds or Offered Notes, including whether any Offered Notes are senior or subordinated, the currencies or composite currencies in which any Offered Bonds or Offered Notes are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest applicable thereto, and any conversion, exchange, redemption, or sinking fund provisions, and (c) initial public offering price, listing on any securities exchange, and the agents, dealers, or underwriters, if any, to be utilized in connection with the sale of any Offered Securities, will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement").

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                 -------------

        The Securities will be sold in accordance with the plan of distribution described in "Plan of Distribution" herein.

                                 -------------

              THE DATE OF THIS PROSPECTUS IS DECEMBER ____, 1994.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Certain information, as of particular dates, concerning directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, N.Y. 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock (the "Common Stock") is listed on the New York Stock Exchange and on the Philadelphia Stock Exchange (under the symbol "WGL"), where reports, proxy material and other information concerning the Company may also be inspected. The Company's preferred stock (the "Preferred Stock") is also listed on the Philadelphia Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        There is hereby incorporated by reference in this Prospectus the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and the Company's Proxy Statement dated December 31, 1993.

        All documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"; provided, however, in each year during which an offering is made by this Prospectus, all documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the 1934 Act prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        UPON WRITTEN OR ORAL REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: SHAREHOLDER SERVICES, WASHINGTON GAS LIGHT COMPANY, 1100 H STREET, N.W., WASHINGTON, D.C. 20080, (TELEPHONE NUMBERS: 202-624-6026 OR 1-800-221-WGAS). THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS DOCUMENT DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

                                  THE COMPANY

        The Company provides natural gas service to metropolitan Washington, D.C. and adjoining areas through three divisions and two distribution subsidiaries. The Company has been engaged in the gas distribution business for 146 years, having been originally incorporated by an Act of Congress in 1848.
It became a domestic corporation of the Commonwealth of Virginia in 1953 and a corporation of the District of Columbia in 1957.

        The Company's three jurisdictional divisions are located in the District of Columbia, Maryland and Virginia. Portions of West Virginia are served by one of the Company's distribution subsidiaries. The population of the area served is estimated to be 4.4 million. As of September 30, 1994, the Company and its distribution subsidiaries served 725,960 customer meters. A listing of meters served and therms delivered as of and for the twelve months ended September 30, 1994 by jurisdiction is shown in the following table:



                                                              Therms Delivered
             Jurisdiction                Meters Served           (millions)
             ------------                -------------        ----------------
              District of Columbia           143,895                    325
              Maryland                       305,064                    660
              Virginia                       274,443                    457
              West Virginia                    2,558                     23
                                             -------                  -----

                  Total                      725,960                  1,465
                                             =======                  =====



        Of the 1,465 million therms delivered in fiscal year 1994, 46% was sold to firm residential customers, 30% was sold to firm commercial and industrial customers, 16% was sold to interruptible commercial and industrial customers, 6% was sold to an interruptible electric generation facility and 2% was transported for various end-use customers. Therms delivered by the parent company amounted to 1,373 million therms, or 94% of the total consolidated deliveries. A therm of gas contains 100,000 British Thermal Units of heat, the heat content of approximately 100 cubic feet of natural gas.

SUBSIDIARIES

        The Company has five wholly-owned active subsidiaries which are described below.

        Shenandoah Gas Company ("Shenandoah") is engaged in the distribution and sale of natural gas at retail in the Shenandoah Valley, including Winchester, Middletown, Strasburg, Stephens City and New Market, Virginia, and Martinsburg, West Virginia. Deliveries of natural gas for the twelve months ended September 30, 1994 totalled 55 million therms, of which 12% was sold to firm residential customers, 36% was sold to firm commercial and industrial customers, 50% was sold to interruptible commercial and industrial customers, and 2% was transported for various end-use customers.

        Frederick Gas Company, Inc. ("Frederick") distributes and sells natural gas at retail in Frederick County, Maryland in and near the City of Frederick. It also provides propane gas service in Frederick County. Deliveries of natural gas for the twelve months ended September 30, 1994 totalled 37 million therms, of which 20% was sold to firm residential customers, 29% was sold to firm commercial and industrial customers, 50% was sold to interruptible commercial and industrial customers and 1% was transported for various end-use customers.

        Hampshire Gas Company ("Hampshire") operates an underground gas storage field in the vicinity of Augusta, West Virginia on behalf of the Company under a cost of service tariff regulated by the Federal Energy Regulatory Commission
(FERC).

        Crab Run Gas Company ("Crab Run") is an exploration and production subsidiary whose assets are being managed by an Oklahoma-based limited partnership. The Company expects that any additional investments in the partnership will be minimal.

        Washington Resources Group, Inc. ("WRG") holds the Company's diversified operations, except for Crab Run, to more clearly delineate non-utility operations from the regulated utility businesses. Operations in this subsidiary have been scaled-back significantly, as the Company continues to focus on opportunities within the natural gas distribution business. On October 3, 1994, the stock of American Environmental Products, Inc., one of WRG's subsidiaries, was sold. WRG's remaining subsidiaries are described below.

        Washington Gas Energy Systems, Inc. supplies and installs residential and commercial energy conservation products and services. WRG has announced its intention to discontinue the operations of this subsidiary in fiscal year 1995 and sell the business.

        Brandywood Estates, Inc. ("Brandywood") is a general partner, along with a major developer, in a venture designed to develop 1,600 acres in Prince George's County, Maryland for sale or lease. This acreage was contributed to the Brandywood Development Limited Partnership by Brandywood in 1992. Brandywood continues to have sole ownership of approximately 1,000 additional acres adjacent to this property that are not being currently developed or otherwise utilized.

        Advanced Marketing Concepts, Inc. provides services primarily in the area of energy-related home improvements, including the installation of thermal windows and thermal walls.

                                USE OF PROCEEDS

        The use of proceeds realized from the sale of particular Offered Securities will be set forth in an accompanying Prospectus Supplement. It is expected that the Company will use net proceeds from the sale of the Securities offered hereby for three primary purposes: (1) the purchase, acquisition and construction of additional properties and facilities as well as the funding of increased working capital requirements; (2) the refunding of maturing long-term debt and satisfaction of sinking fund requirements; and (3) the refunding of higher-coupon long-term debt as market conditions permit.


                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the historical ratio of earnings to fixed charges for the period indicated:

                            Twelve Months Ended September 30
              ---------------------------------------------------------

              1994        1993         1992          1991          1990
              ----        ----         ----          ----          ----
               4.1         4.1          4.0           3.7           3.8


        For the purpose of computing the historical ratio of earnings to fixed charges in the above table, "earnings" consist of net income from continuing operations plus income taxes and fixed charges. "Fixed charges" consist of (i) interest, (ii) amortization of debt discount, premium and expense and (iii) a portion of operating lease payments considered to represent an interest factor.


                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

        The following table sets forth the historical ratio of earnings to fixed charges and preferred stock dividends for the period indicated:

                            Twelve Months Ended September 30
              ---------------------------------------------------------

              1994        1993         1992          1991          1990
              ----        ----         ----          ----          ----
               3.9         3.8          3.7           3.4           3.5

        For the purpose of computing the historical ratio of earnings to combined fixed charges and preferred stock dividends in the above table, "earnings" consist of net income from continuing operations plus income taxes and fixed charges. "Fixed charges" consist of (i) interest, (ii) amortization of debt discount, premium and expense and (iii) a portion of operating lease payments considered to represent an interest factor. Preferred Stock dividends have been increased by an amount representing the pre-tax earnings required to cover such dividends.

                   DESCRIPTION OF THE NEW BONDS AND MORTGAGE

GENERAL

        The New Bonds will be issued under the Mortgage and Deed of Trust dated January 1, 1933 (the "First Mortgage") between the Company and The Riggs National Bank of Washington, D. C., as successor Trustee (the "Trustee"), as amended and supplemented, and as to be further supplemented by a supplemental indenture or indentures (the "Supplemental Indenture or Supplemental Indentures"). The First Mortgage as so amended and supplemented is hereinafter referred to as the "Mortgage." The term "Bonds" as used herein refers to any bond issued and defined under the Mortgage. "Additional Bonds" are any Bonds hereafter issued and defined under the Mortgage. The statements herein concerning the New Bonds do not purport to be complete and are qualified in their entirety by express reference to the Mortgage and to the definitions therein of the terms used herein.

        Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation and series of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates at which the Offered Bonds will bear interest; (v) the times at which such interest will be payable; (vi) the dates, if any, on which and the price or prices at which the Offered Bonds will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds;
(vii) the dates, if any, after which and the price or prices at which the Offered Bonds will, pursuant to any optional redemption provisions, be redeemable at the option of the Company or the holders thereof and the other detailed terms and provisions of such optional redemptions; and (viii) any other special terms or provisions not inconsistent with the terms of the Mortgage.

FORM AND EXCHANGEABILITY

        The New Bonds will be registered bonds without coupons. They will be exchangeable without charge for other New Bonds of the same series of different authorized denominations, in each case for a like aggregate principal amount, and may be transferred without charge, other than for applicable stamp taxes or other governmental charges.

INTEREST, MATURITY, REDEMPTION, SINKING FUND PAYMENT

        See the applicable Prospectus Supplement for a description of these terms, including (if applicable) a description of provisions relating to the early maturity of Offered Bonds at the option of the holder thereof.

ISSUANCE OF ADDITIONAL BONDS

        Additional Bonds ranking equally with the New Bonds may be issued in principal amount equal to:

        (a) 60% of the lesser of the cost or fair value of property additions (other than property additions acquired with moneys derived from insurance) not theretofore bonded, less the amount of certain outstanding prior lien bonds not theretofore deducted for specified purposes of the Mortgage; provided consolidated net earnings of the Company (after depreciation but before income taxes) for a specified twelve-month period shall have been at least twice the annual interest charges on all Bonds outstanding and applied for, on all outstanding prior lien bonds, and on all other indebtedness not pledged under the Mortgage or a prior lien when such indebtedness is secured by a lien prior to that of the Mortgage;

        (b) the aggregate principal amount of prior lien bonds not theretofore bonded, deposited with the Trustee or retired or invalidated, and previously deducted in connection with applications for the issue of Bonds or for other specified purposes of the Mortgage;

        (c) the amount of cash deposited with the Trustee as the basis for such issue if the Company meets the earnings test described in subparagraph (a) above;

        (d) the principal amount of Bonds retired or surrendered to the Trustee and cancelled and not theretofore bonded; provided that if (1) the Bonds so cancelled have not theretofore been issued and sold by the Company and the new Bonds to be issued shall bear a higher interest rate than the Bonds so cancelled, or (2) Bonds shall have been issued based upon property additions between the date of such cancellation and the date of the application, then such new Bonds shall not be issued unless the earnings test set out in subparagraph
(a) above shall have been met. (Art. III, Secs. 3, 4, 5, 6, & 7).

        The Company may withdraw cash deposited as a basis for the issue of Bonds on substantially the same conditions that Bonds are issuable, except that such cash may be so withdrawn without compliance with the earnings test referred to in subparagraph (a) above. (Art. VIII, Sec. 1)

        The Supplemental Indenture creating the Bonds of the 8-5/8% Series due March 1, 2017 (Supp. Ind. dated March 1, 1987) provides that so long as any of the Bonds of this series are outstanding, such Bonds deposited with the Trustee in lieu of cash or redeemed by operation of the sinking fund associated with this series may not thereafter be bonded.

        All properties (excluding construction work in progress not placed in service and non-utility property which has not been used in utility business) owned on December 31, 1962, by the Company shall be deemed to be bonded, except for the purpose of the test described in the next succeeding paragraph. (Supp. Inds., Part III, Sec. 2)

        The Company may not issue additional Bonds, and may not withdraw cash deposited as a basis for the issue of Bonds, on the basis of property additions, if thereafter, the aggregate of all outstanding Bonds and prior lien bonds, would exceed 60% of the value (determined as set forth in the Supplemental Indentures) of the fixed property of the Company plus cash on deposit with the Trustee (with certain exceptions). (Supp. Inds., Part III, Sec. 3)

        As of September 30, 1994, $787.0 million principal amount of Additional Bonds could have been issued on the basis of redeemed Bonds and property additions.

DIVIDEND RESTRICTIONS

        The Company will not declare in any fiscal year any dividend on its Common Stock (other than in Common Stock) or make any other distribution on or acquire for value any shares of its Common Stock (other than with the proceeds of additional stock financing) except out of net income (as defined) earned during such fiscal year, or out of earned surplus (as defined) earned subsequent to December 31, 1950. (Supp. Inds., Part III, Sec. 1)

DEFEASANCE

        Provided that no completed default exists and is continuing under the Mortgage, the Offered Bonds may be defeased in whole or in part at any time at the option of the Company. In such a case, the holders of the Offered Bonds being defeased will be entitled to receive in exchange therefor non-callable certificates (the "Certificates") entitling them to receive payments (the "Payments") at the times and in the amounts that principal and interest would have been payable on the Offered Bonds had they not been defeased. The date on which a defeasance will occur (the "Exchange Date") will be specified in a notice of such defeasance that will be mailed to the registered owners of the Offered Bonds to be defeased not less than 30 nor more than 45 days prior to the Exchange Date. The Offered Bonds to be defeased in connection with any partial defeasance will be selected by lot.

        The Payments will be made from funds derived from the deposit (the "Deposit"), with a banking or other financial institution (other than the Trustee) acting in a fiduciary capacity on behalf of the holders of the Certificates, of cash and/or non-callable obligations issued or guaranteed by the United States of America maturing on or before the dates when Payments become due, the principal amount of and interest on which, when due, will be, in the aggregate, sufficient (when considered in conjunction with any cash deposited) to make the Payments.

        Offered Bonds which are to be defeased as described above will be deemed cancelled and paid on the Exchange Date and will no longer be considered to be outstanding under the Mortgage provided the Deposit has been made. Thereafter holders of Offered Bonds selected for defeasance will have no claim against the Company or otherwise under the Mortgage for payments of principal or interest on such Offered Bonds and such holders' only claim and sole recourse for payments will be under Certificates and against the Deposit and the funds derived therefrom. As a condition to defeasing the Offered Bonds as described above, the Company is obligated to obtain a legal opinion to the effect that the exchange of the Certificates for the Offered Bonds to be defeased will be tax free to the holders of the Offered Bonds to be defeased and to establish the mechanics for the registration and transfer of the Certificates. The Company must complete any regulatory registrations and obtain any regulatory approvals necessary for the proper issuance of the Certificates. No registration or approval will be deemed necessary in this context if the Company obtains a "no-action" position from the regulatory agency or body having jurisdiction in the premises.

MODIFICATION OF MORTGAGE

        Modification of the Mortgage may be made with the consent of the Company and the holders of 60% in principal amount of outstanding Bonds and 60% in principal amount of outstanding Bonds of any series which may be affected differently from any other series. However, no modification of the Mortgage may be made which would (a) affect the terms of payment of any Bond, (b) permit the creation by the Company of any mortgage lien prior to or on a parity with that of the Mortgage, or (c) reduce the aforesaid percentage of bonds. (Supp. Inds. dated 9/1/86, Part IV, Sec. 2 and 3/1/87, Part V, Sec. 2).

MAINTENANCE COVENANT

        The Company is required to deposit with the Trustee, cash, Bonds and/or prior lien bonds, not theretofore bonded, equal to the amount by which, in any year, in the opinion of an independent engineer or, in certain cases, arbitrators, the Company has failed to expend to maintain its property in good condition and in a state of good operating efficiency. Cash so deposited may be withdrawn to reimburse the Company for maintenance expenditures made by the Company in any subsequent year to the extent that such expenditures have not been certified to the Trustee to satisfy the maintenance covenant, and under certain other conditions. (Art. IV, Sec. 6)

SECURITY AND PRIORITY

        In the opinion of John K. Keane, Jr., Esq., the New Bonds issued under the Mortgage will be secured, together with all Bonds now or hereafter issued under the Mortgage, by a valid first lien on substantially all the property now or hereafter owned by the Company (except as noted below), subject to permissible encumbrances as defined in the Mortgage, to certain minor encumbrances, and with respect to property hereafter acquired, to prior liens.

        There are excepted from the lien of the Mortgage all securities other than those covenanted to be pledged, all cash, bills, notes, accounts receivable, contracts, operating agreements, all equipment and materials not theretofore installed as a part of the fixed property of the Company, and merchandise and supplies acquired for resale in the ordinary course of business.

EVENTS OF DEFAULT

        Maturity of the Bonds may be accelerated upon any event of default, by the Trustee or by the holders of 25% in amount of outstanding Bonds, but the holders of a majority in amount of the Bonds may waive any default and rescind any declaration if such default is cured. (Art. IX, Sec. 1)

        Any one of the following is an event of default: default in payment of principal; default, continued for sixty days, in payment of interest; default in payment of interest or principal on any underlying bonds or prior lien bonds (beyond the period of grace specified in the applicable underlying mortgages or prior liens); failure, continued for sixty days after notice, to perform any other covenants or conditions of the Mortgage; insolvency of the Company or certain bankruptcy, insolvency or receivership proceedings. (Art. IX, Sec. 1)

        The holders of a majority in principal amount of outstanding Bonds may direct and control the action of the Trustee in enforcing any remedy or in exercising any trust or power; and the Trustee is not to be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with such direction and control. (Art. IX, Sec. 11, Art. XII, Sec. 2)

        If an event of default is continuing, the Trustee is entitled to be indemnified to its satisfaction in proceeding, at the request or direction, respectively, of the holders of not less than 25% or a majority in principal amount of the Bonds, to enforce payment of the Bonds and to foreclose or otherwise realize on the trust estate. (Art. IX, Secs. 4 & 12)

        The Trustee is required to give notice to bondholders of any continuing default known to it, but except for a default in the payment of principal or interest on the Bonds, or in any sinking, improvement, maintenance, or analogous fund payment, the Trustee may withhold such notice, if its responsible officers in good faith determine that such withholding is in the interest of the
bondholders.   (Art. XII, Sec. 3)

        Periodically or upon the happening of certain events, the Mortgage requires the Company to furnish the Trustee with various certificates and other documents evidencing compliance with certain terms of the Mortgage, including the earnings, sinking fund, and retirement provisions and maintenance requirements. This may necessitate, depending on the circumstances, an opinion of counsel or an officers' certificate, a certificate of an accountant or an engineer (in the case of accountants and engineers, an independent public accountant or an independent engineer is sometimes required) or some combination thereof. The Company is required to file annually with the Trustee a certificate as to compliance with all terms and conditions of the Mortgage.

REGARDING THE TRUSTEE

        The Riggs National Bank of Washington, D.C. ("Riggs"), Trustee under the Mortgage, is also a depositary of the Company and extends lines of credit to the Company. From time to time the Company has entered into contracts with Riggs for the sale, on a recourse basis, of certain non-utility accounts receivable.

                       DESCRIPTION OF THE UNSECURED NOTES

GENERAL

        The Unsecured Notes will be issued under an Indenture, dated as of September 1, 1991 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Indenture Trustee"). The following summaries under this heading do not purport to be complete and are subject to the detailed provisions of the Indenture, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. References to article and section numbers are to articles and sections in the Indenture or supplemental indentures. Terms used under this heading or in any Prospectus Supplement relating to the Offered Notes which are defined under this heading are so defined solely with reference to the Offered Notes.

        The Indenture provides that, in addition to the Unsecured Notes, additional debt securities (including both interest-bearing and original issue discount securities) may be issued thereunder, without limitation as to the aggregate principal amount (See Section 301). The Unsecured Notes and all other debt securities hereafter issued under the Indenture or supplemental indentures are collectively referred to as the "Indenture Securities." The indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Unsecured Notes will rank pari passu with all other unsecured indebtedness of the Company.

        The Company executed a supplemental indenture (the "MTN Supplemental Indenture") dated as of September 1, 1993, to The Bank of New York, as Indenture Trustee. The MTN Supplemental Indenture limits the issuance of New Bonds by the Company (Art. VI, Sec. 608). The Supplemental Indenture provides that the Company will not issue any New Bonds under its Mortgage, dated January 1, 1933, in addition to its Bonds outstanding under the Mortgage as of September 1, 1993, without making effective provision, and the Company covenants that in any such case effective provision will be made, whereby the Unsecured Notes shall be secured by the Mortgage equally and ratably with any and all other obligations and indebtedness thereby secured.

        Reference is made to the applicable Prospectus Supplement for a description of the following terms of the Offered Notes in respect of which this Prospectus is being delivered: (i) the title of such Offered Notes; (ii) the limit, if any, upon the aggregate principal amount of such Offered

Notes; (iii) the rate or rates, or the method of determination thereof, at which such Offered Notes will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Date"); and the regular record dates for the interest payable on such Interest Payment Dates; (iv) the obligation, if any, of the Company to redeem or purchase such Offered Notes pursuant to any sinking fund or analogous provisions or at the option of the holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (v) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes may be redeemed, if any, in whole or in part, at the option of the Company; (vi) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Offered Notes will be issuable; (vii) whether such Offered Notes are to be issued in whole or in part in the form of one or more global Unsecured Notes and, if so, the identity of the depositary for such global Unsecured Notes; (viii) the terms under which the Offered Notes may be convertible into Common Stock; and (ix) any other terms of such Offered Notes not inconsistent with the provisions of the Indenture.

PAYMENT OF NOTES; TRANSFERS; EXCHANGES

        Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Unsecured Note payable on each Interest Payment Date will be paid by check mailed to the person in whose name such Unsecured Note is registered (the registered holder of any Indenture Security being herein called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Unsecured Note, such defaulted interest may be payable to the Holder of such Unsecured Note as of the close of business on a date selected by the Indenture Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest.

        Principal of and premium, if any, and interest, if any, on the Unsecured Notes at maturity will be payable upon presentation of the Unsecured Notes at the principal corporate trust office of The Bank of New York in New York, New York. The Company may change the place of payment on the Unsecured Notes, may appoint one or more paying agents (including the Company) and may remove any paying agent, all in its discretion. The applicable Prospectus Supplement, or a supplement thereto, will identify any new place of payment and any paying agent appointed, and will disclose the removal of any paying agent effected, prior to the date of such Prospectus Supplement or supplement thereto.

        The transfer of Unsecured Notes may be registered, and Unsecured Notes may be exchanged for other Unsecured Notes of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of The Bank of New York in New York, New York. The Company may change the place for registration of transfer of the Unsecured Notes, may appoint one or more additional security registrars or transfer agents (including the Company) and may remove any security registrar or transfer agent, all in its discretion. The applicable Prospectus Supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed, and will disclose the removal of any security registrar or transfer agent effected, prior to the date of such Prospectus Supplement or supplement thereto. No service charge will be made for any transfer or exchange of the Unsecured
Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (See Section 305). The Company will not be required (a) to issue, register the transfer of or exchange Unsecured Notes during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Unsecured Note selected for redemption in whole or in part, except the unredeemed portion of any Unsecured Note being redeemed in part.

REDEMPTION

        Any terms for the optional or mandatory redemption of Offered Notes will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided with respect to Offered Notes redeemable at the option of the Holder, such Offered Notes will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Offered Notes of any series, or any tranche thereof, are to be redeemed, the particular Offered Notes will be selected by such methods as the Security Registrar deems fair and appropriate (See Sections 403 and 404).

        Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Indenture Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Unsecured Notes and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Unsecured Notes (See Section
404).

CONVERSION RIGHTS

        The applicable Prospectus Supplement will provide whether the Offered Notes will consist of convertible Unsecured Notes and, if so, the initial conversion price per share at which such convertible Unsecured Notes will be convertible into Common Stock. Subject to prior redemption of the convertible Unsecured Notes, the Holders of such Unsecured Notes will be entitled at any time on or before the close of business on the maturity date thereof to convert such Unsecured Notes (or, in the case of convertible Unsecured Notes of denominations in excess of $1,000 any portion of which is $1,000 or an integral multiple of $1,000) into shares of Common Stock at the initial conversion price set forth in the applicable Prospectus Supplement. No adjustment will be made on conversion of any convertible Unsecured Notes for interest accrued thereon or, except as set forth below, for dividends on any securities issued upon such conversion.

        In order to exercise the right of conversion, the Holder of any such convertible Unsecured Notes must surrender such convertible Unsecured Notes to the Company at any office or agency of the Company maintained for such purpose. The convertible Unsecured Notes to be surrendered must be accompanied by written notice to the Company that the Holder elects to convert such Securities.

        If any convertible Unsecured Note, whether or not called for redemption, is converted between a record date for the payment of interest and the next succeeding Interest Payment Date, such convertible Unsecured Note must be accompanied by funds payable to the Company equal to the interest payable to the registered Holder on such Interest Payment Date on the principal amount so converted. In the case of any convertible Unsecured Note or portion thereof called for redemption, conversion rights expire at the close of business on the Redemption Date, even if such redemption occurs at a time when conversion of the Unsecured Note or portion thereof is in the best interests of the Holder.

        No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock at the close of business on the date of conversion.

        The conversion price will be subject to adjustment in the event of: (i) the payment of certain stock dividends on the Common Stock; (ii) the issuance of certain rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the market price;
(iii) the subdivision of Common Stock into a greater number of shares of Common Stock; (iv) the distribution by the Company to all holders of the Common Stock of evidences of indebtedness or assets of the Company (excluding rights or warrants and any dividends or distributions mentioned above); and (v) the reclassification of Common Stock into other securities.

EVENTS OF DEFAULT

        The following constitute events of default under the Indenture (an "Event or Events of Default") with respect to each series of Indenture Securities outstanding thereunder:

        (a) failure to pay any interest on any Indenture Security of such series within 60 days after the same becomes due and payable;

        (b) failure to pay any principal of or premium on any Indenture Security of such series within three business days after the same becomes due and payable;

        (c) failure to perform or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Indenture Securities other than the Unsecured Notes), for a period of 60 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Indenture Securities of such series outstanding under the Indenture as provided in the Indenture;

        (d)  certain events of bankruptcy, insolvency or reorganization; and

        (e) any other Event of Default specified with respect to Indenture Securities of such series (See Section 801).

        No Event of Default with respect to the Unsecured Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

REMEDIES

        If an Event of Default with respect to any series of Indenture Securities occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or if the Indenture Securities of such series are discount notes or similar Indenture Securities, such portion of the principal amount as may be specified in the applicable Prospectus Supplement) of all of the Indenture Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one of such series.

        At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

        (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

             (1) all overdue interest on all Indenture Securities of such series;

             (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

             (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

             (4) all amounts due to the Indenture Trustee under the Indenture;

and

        (b) any other Event or Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (See Section 802).

        If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and would not involve the Indenture Trustee in personal liability in circumstances where reasonable indemnity could not be adequate and (b) the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction (See Section 812). The right of a Holder of any Indenture Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment (See Sections 807 and 808). The Indenture provides that the Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the Indenture Securities of a series, is required to give the Holders of the Indenture Securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Indenture Securities of such series, the Indenture Trustee may withhold such notice if the Indenture Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof (See Section 902).

        The Company will be required to furnish annually to the Indenture Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (See
Section 606).

COVENANTS; CONSOLIDATION, MERGER, ETC.

        The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business (See Section 605).

        Subject to the provisions described in the next paragraph, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) and franchises of the Company; provided, however, that the Company not be required to preserve any such right or franchise if, in the judgment of the Company, preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof does not adversely affect the interests of the Holders in any material respect (See Section 604).

        The Company will not consolidate with or merge into any other corporation or corporations or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons unless (a) the corporation or corporations formed by such consolidation or into which the Company is merged or the person or persons which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities and the performance of all of the covenants of the Company under the Indenture, (b) immediately after giving effect to such transactions no Event of Default, and no event which after notice and lapse of time would become an Event of Default, will have occurred and be continuing, and
(c) the Company will have delivered to the Indenture Trustee an Opinion of Counsel as provided in the Indenture (See Section 1101).

MODIFICATION OF INDENTURE

        Without the consent of any Holders of Indenture Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

        (a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Indenture Securities; or

        (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of outstanding Indenture Securities or to surrender any right or power conferred upon the Company by the Indenture; or

        (c) to add any additional Events of Default with respect to all or any series of outstanding Indenture Securities; or

        (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Indenture Security of such series remaining outstanding under the Indenture; or

        (e)  to provide collateral security for the Indenture Securities; or

        (f) to establish the form or terms of Indenture Securities of any series as permitted by the Indenture; or

        (g) to evidence and provide for the acceptance of appointment of a successor indenture trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or

        (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Indenture Securities; or

        (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on Indenture Securities of any series, or any tranche thereof, shall be payable, (2) any Indenture Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Indenture Securities of any series, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of the Indenture Securities of any series, or any tranche thereof, and the Indenture may be served; or

        (j) to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect (See
Section 1201).

        Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Indenture, the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

        The consent of the Holders of not less than a majority in principal amount of the Indenture Securities of all series then outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Indenture Securities outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture will, without the consent of the Holder of each Indenture Security outstanding under the Indenture of each such series directly affected thereby, (a) change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any Indenture Security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or premium thereon, (b) reduce the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirements for quorum and voting, or (c) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

        A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the Holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other Indenture Securities (See
Section 1202).

DEFEASANCE

        The Indenture Securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust: (a) money in the amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof (See Section 701). For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

        As a condition to defeasing the Offered Notes as described above, the Company is obligated to obtain a legal opinion to the effect that the defeasance of the Offered Notes will be tax free to the Holders of the Offered Notes to be defeased.

REGARDING THE INDENTURE TRUSTEE

        The Bank of New York, Indenture Trustee, extends credit to the Company, along with other banks, under revolving credit agreements. From time to time the Company has entered into contracts with The Bank of New York for the sale, on a recourse basis, of certain non-utility accounts receivable. The Bank of New York also serves as transfer agent and registrar for the Company's Common Stock and Preferred Stock.

                     DESCRIPTION OF THE NEW PREFERRED STOCK

GENERAL

        The following is a summary of, and is qualified by reference to, the provisions of the Company's Charter, as amended (the "Charter"), relating to its Preferred Stock, no par value, and the New Preferred Stock. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Company's Charter and the certificate of designation relating to that series.

        The Company's outstanding Preferred Stock is listed on the Philadelphia Stock Exchange. The applicable Prospectus Supplement will specify whether application will be made to have the Offered Preferred Stock offered thereby listed on such exchange. Under the Charter, the Company is authorized to issue a total of 1,500,000 shares of preferred stock. On September 30, 1994, the Company had 283,851 shares of Preferred Stock outstanding, in five series as set forth below:

                              Serial Preferred Stock
                              ----------------------
                                                                      Shares
                                                                    ----------
        $ 4.25 Series                                                 70,600
        $ 5.00 Series                                                 60,000
        $ 4.60 Convertible Series                                        702
        $ 4.80 Series                                                150,000
        $ 4.36 Convertible Series                                      2,549
                                                                     -------

                 Total Serial Preferred Stock                        283,851
                                                                     =======


        These amounts do not reflect the issuance of the New Preferred Stock offered hereby. The presently outstanding shares of Preferred Stock are, and the New Preferred Stock will be, validly issued, fully paid and nonassessable.

        The Board of Directors may provide for the issue of Preferred Stock in series, and with respect to each series (except the $4.25 Series) fix the dividend rate, terms, and conditions of redemption, liquidation preference, and sinking fund and conversion provisions (if any). All series will rank on a parity, and will be preferred over the Common Stock with respect to dividends and assets.

        See "Common Stock Dividends and Price Range -- Dividend Reinvestment and

Common Stock Purchase Plan" for a description of such Plan (as defined below) which is open to holders of the Company's Preferred Stock.

DIVIDENDS

        The holders of Preferred Stock $4.25 Series; $5.00 Series; $4.60 Convertible Series; $4.80 Series; and $4.36 Convertible Series are entitled to receive cumulative cash dividends at the annual rate fixed for each series, as declared by the Board of Directors, payable quarterly on the first day of the month following the end of each dividend period, to stockholders of record on the respective dates fixed by the Board of Directors for the purpose (the quarterly periods commencing on the first day of February, May, August and November in each year being the "dividend periods").

        The holders of Preferred Stock of series other than the $4.25 Series; $5.00 Series; $4.60 Convertible Series; $4.80 Series and $4.36 Convertible Series, shall be entitled to receive cumulative cash dividends at the rate fixed for each series, as declared by the Board of Directors, payable at such times and to stockholders on such record dates as may be established by the Board of Directors, and the initial dividend for any new series may be made payable on such date and cumulative from such date as may be fixed by resolutions adopted by the Board of Directors.

LIQUIDATION RIGHTS

        Holders of Preferred Stock of each series are entitled to receive out of assets available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the Company, full payment of the applicable liquidation preference fixed for such series, plus accrued and unpaid dividends, before any distribution or payment may be made to holders of Common Stock.

THE NEW PREFERRED STOCK

        The rights, preference, privileges, and restrictions of the Preferred Stock of each series shall be as stated in the Company's Charter and, to the extent not stated therein, may be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, shall specify the terms of the Preferred Stock as follows:

             (a)  The class and series designation;

             (b)  the maximum number of shares to constitute such series;

             (c) the dividend payment date or dates from which dividends shall commence to accrue or accumulate, and the dividend rate or rates or method of determination or calculation thereof;

             (d) the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed, the premium, if any, over and above the par value thereof, and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;

             (e) the liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the

        Company;

             (f) whether or not the shares of the series shall be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relative to the operations of such retirement of sinking fund;

             (g) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as the dividends or distribution of assets of the Company upon voluntary or involuntary dissolution or winding up of the affairs of the Company;

             (h)  the voting rights, if any, on the shares of the series, and

             (i) any or all other preferences and relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Company's Preferred Stock is The Bank of New York. The Bank of New York, also Indenture Trustee, extends credit to the Company, along with other banks, under revolving credit agreements. From time to time the Company has entered into contracts with The Bank of New York for the sale, on a recourse basis, of certain non-utility accounts receivable. The Bank of New York also serves as transfer agent and registrar for the Company's Common Stock.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

        The year 1994 was the 143rd consecutive year for which the Company has paid dividends on its Common Stock, one of the longest dividend records of companies listed on the New York Stock Exchange. In addition, the Company has increased dividends for the past 18 years. Dividends are declared on a quarterly basis, and a formal review of dividend policy is undertaken annually. Future dividends are subject to factors that ordinarily affect dividend policy, such as future earnings and the financial condition of the Company.

        The Company's Common Stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange. Quarterly high and low prices and dividends paid for the Common Stock for fiscal years 1993 and 1994 are as follows (source:
The Wall Street Journal):

                                             COMMON STOCK PRICE RANGE AND DIVIDENDS PAID

                                                                                 Dividends Paid         Dividend
                                                    High              Low        Per Share              Payment Date
- --------------------------------------------------------------------------------------------------------------------
Fiscal Year 1994

          Fourth Quarter...................        $ 39 1/4          $ 33 3/4      $ .555                8/1/94
          Third Quarter....................          40 3/4            36 3/4        .555                5/1/94
          Second Quarter...................          42 1/2            39            .545                2/1/94
          First Quarter....................          45 1/2            36 1/4        .545               11/1/93

Fiscal Year 1993

          Fourth Quarter...................        $ 45 3/4          $ 42 1/2      $ .545                8/1/93
          Third Quarter....................          42 1/2            40            .545                5/1/93
          Second Quarter...................          44 1/2            37            .535                2/1/93
          First Quarter....................          39                35 3/4        .535               11/1/92



DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

        The Company has a Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") under which holders of the Company's Common Stock and Preferred Stock may elect to receive dividends in the form of additional shares of the Company's Common Stock in lieu of cash. Shareholders and employees may also invest optional cash payments, no greater than $20,000 per quarter, in such shares.

        The transfer agent and registrar for the Plan is The Bank of New York. The Bank of New York, also Indenture Trustee, extends credit to the Company, along with other banks, under revolving credit agreements. From time to time the Company has entered into contracts with The Bank of New York for the sale, on a recourse basis, of certain non-utility accounts receivable. The Bank of New York also serves as transfer agent for the Company's Common Stock and Preferred Stock.

        Additional information on the Plan is contained in the Plan prospectus which may be obtained from Shareholder Services, Washington Gas Light Company, 1100 H Street, N.W., Washington, D.C. 20080, 1-(202)-624-6026 or 1-(800)-221-
WGAS.

                   DESCRIPTION OF THE ADDITIONAL COMMON STOCK

        The following is a summary of, and is qualified by reference to, the provisions of the Company's Charter, as amended, relating to its Common Stock, $1 par value and the Additional Common Stock.

        In addition to the amount outstanding as of September 30, 1994, the Company is authorized by its regulatory commissions to: (a) issue up to 2,250,000 shares of its Common Stock through one or more public offerings, (b) issue up to 1,383,331 shares of Common Stock under the Plan (see above) and other employee benefit plans, and (c) issue up to 1,500,000 additional shares of Common Stock to support the potential issuance of debt securities or Preferred Stock shares which are convertible into shares of Common Stock. On September 30, 1994, the Company had 21,093,311 shares of Common Stock outstanding, which does not reflect the issuance of any shares of Additional Common Stock, or issuance of any shares pursuant to any conversion feature applicable to any Debt Securities or New Preferred Stock offered hereby. The presently outstanding shares of Common Stock of the Company and the Additional Common Stock will be, validly issued, fully paid and nonassessable.

        On September 28, 1994, the Board of Directors of the Company approved a two-for-one split of the Company's Common Stock. The stock split is expected to take place in the Spring of 1995 pending approval of the Public Service Commission of the District of Columbia; on December 8, 1994, the State Corporation Commission of Virginia approved the stock split and granted authority to double the number of common shares authorized. An application has also been filed with the Public Service Commission of the District of Columbia requesting authority to double the number of common shares authorized by that commission. In addition, at the February 1995 annual meeting of stockholders, approval will be sought to increase authorized common shares needed for the split. The proposed split is expected to cover any shares of Additional Common Stock issued prior to the date thereof.

DIVIDEND RIGHTS

        Subject to the preferential rights of the holders of the Preferred Stock to receive full cumulative dividends, both past and current, and the restrictions set forth below, the holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.


VOTING, LIQUIDATION AND OTHER RIGHTS

        Common stockholders of record are, together with holders of record of shares of voting Preferred Stock, entitled to one vote for each share on matters voted upon by stockholders except that whenever dividends on Preferred Stock are in arrears in an aggregate amount equal to four full quarterly dividends on all outstanding shares of such stock, the holders of the Preferred Stock (whether voting or non-voting) have the right, as a class, until all dividends then in default have been paid, to elect the largest number of directors that does not exceed 25% of the Board of Directors, but in no event less than two directors; and the holders of Common Stock will be entitled to elect the remaining directors.

        Upon liquidation, the holders of Common Stock shall be entitled to share ratably in the distribution of the remaining assets available for distribution after satisfaction of the preferential liquidation requirements of, and accumulated unpaid dividends on, the Preferred Stock. The Common Stock and all series of Preferred Stock have no preemptive rights. Upon issuance, pursuant to any conversion rights applicable to any Debt Securities or New Preferred Stock, the shares of Additional Common Stock so issued will be fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Company's Common Stock is The Bank of New York. The Bank of New York, also Indenture Trustee, extends credit to the Company, along with other banks, under revolving credit agreements. From time to time the Company has entered into contracts with The Bank of New York for the sale, on a recourse basis, of certain non-utility accounts receivable. The Bank of New York also serves as transfer agent and registrar for the Company's Preferred Stock.

                              PLAN OF DISTRIBUTION

        The Company may sell any series of the Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents designated by the Company. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

        If underwriters are used in the sale, Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such

Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any of such Offered Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.




        Any underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including certain liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

        Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by John K. Keane, Jr., Esq. Mr. Keane, Senior Vice President and General Counsel for the Company, is regularly employed by the Company.

                                    EXPERTS

        The financial statements and schedules included (incorporated by reference) in the Company's most recent Annual Report on Form 10-K, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the change in the methods of accounting for income taxes and post-retirement benefits other than pensions in 1994, as discussed in Notes 5 and 8 to the consolidated financial statements.

================================================================================

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY UNDERWRITER IN ANY STATE IN WHICH IT IS UNLAWFUL FOR SUCH UNDERWRITER TO MAKE SUCH AN OFFER OR SOLICITATION. EXCEPT AS OTHERWISE INDICATED BY THE CONTEXT, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND DOES NOT PURPORT TO REFLECT ANY CHANGES WHICH MAY HAVE OCCURRED IN THE AFFAIRS OF THE COMPANY THEREAFTER.

                               -----------------


                         TABLE OF CONTENTS
                                                      PAGE
                                                      ----
            Available Information...................  2
            Incorporation of Certain Documents
               by Reference.........................  2
            The Company.............................  4
            Use of Proceeds.........................  6
            Ratio of Earnings to Fixed Charges......  6
            Ratio of Earnings to Combined Fixed
               Charges and Preferred Stock
               Dividends............................  6
            Description of the New Bonds
               and Mortgage.........................  7
            Description of the Unsecured Notes......  11
            Description of the New Preferred Stock..  19
            Common Stock Dividends and Price Range..  21
            Description of the Additional Common
               Stock................................  22
            Plan of Distribution....................  23
            Legal Opinions..........................  24
            Experts.................................  24

                               -----------------



                                 $200,000,000

                         WASHINGTON GAS LIGHT COMPANY

                             FIRST MORTGAGE BONDS
                                UNSECURED NOTES
                        PREFERRED STOCK (NO PAR VALUE)
                          COMMON STOCK ($1 PAR VALUE)



                               -----------------


                                  PROSPECTUS






                            DATED DECEMBER 22, 1994

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, who is duly authorized to sign, in the City of Washington, District of Columbia, on the 26th day of January, 1995.


                                     WASHINGTON GAS LIGHT COMPANY

                                     By     JAMES H. DEGRAFFENREIDT, JR.
                                       -----------------------------------------
                                        (James H. DeGraffenreidt, Jr., President
                                               and Chief Operating Officer)

        Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


            NAMES                        TITLE                                DATE
            -----                        -----                                ----
      PATRICK J. MAHER*              Chairman of the Board and
- ------------------------------        Chief Executive Officer
     (Patrick J. Maher)               and Director                     January 26, 1995

 JAMES H. DEGRAFFENREIDT, JR.        President and Chief
- ------------------------------        Operating Officer
(James H. DeGraffenreidt, Jr.)        and Director                     January 26, 1995

      JOSEPH M. SCHEPIS*             Senior Vice President and
- ------------------------------        Chief Financial Officer
      (Joseph M. Schepis)             (Principal Financial Officer)    January 26, 1995

       FREDERIC M. KLINE*            Controller
- ------------------------------        (Principal Accounting Officer)   January 26, 1995
      (Frederic M. Kline)

      MICHAEL D. BARNES*             Director                          January 26, 1995
- ------------------------------
     (Michael D. Barnes)

       FRED J. BRINKMAN*             Director                          January 26, 1995
- ------------------------------
      (Fred J. Brinkman)

   DANIEL J. CALLAHAN, III*          Director                          January 26, 1995
- ------------------------------
  (Daniel J. Callahan, III)

      ORLANDO W. DARDEN*             Director                          January 26, 1995
- ------------------------------
     (Orlando W. Darden)

      MELVYN J. ESTRIN*              Director                          January 26, 1995
- ------------------------------
     (Melvyn J. Estrin)

      SHELDON W. FANTLE*             Director                          January 26, 1995
- ------------------------------
     (Sheldon W. Fantle)

    KAREN HASTIE WILLIAMS*           Director                          January 26, 1995
- ------------------------------
   (Karen Hastie Williams)

        STEPHEN G. YEONAS*           Director                          January 26, 1995
- ------------------------------
       (Stephen G. Yeonas)

*By  JAMES H. DEGRAFFENREIDT, JR.
    -----------------------------
    (James H. DeGraffenreidt, Jr.,                                     January 26, 1995
          Attorney-in-Fact)